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                                                                    EXHIBIT 21.1
EX-21
LIST OF SUBSIDIARIES

                              List of Subsidiaries

LEC Leasing, Inc.; incorporated in the State of Nevada on May 7, 1998; doing business as LEC Leasing, Inc.

LEC Distribution, Inc.; incorporated in the State of Nevada on June 23, 1998; doing business as LEC Distribution, Inc.

Pacific Mountain Computer Products, Inc.; incorporated in the State of California on June 22, 1978; and doing business as Pacific Mountain Computer Products, Inc.

TJ Computer Services, Inc.; incorporated in the State of New York on March 4, 1980; and doing business as Leasing Edge Corporation.

Superior Computer Systems, Inc.; incorporated in the State of Minnesota on January 13, 1995; and doing business as Superior Computer Systems, Inc.

Atlantic Digital International, Inc.; incorporated in the State of Nevada on November 10, 1997; and doing business as Atlantic Digital International, Inc.

Traditions Acquisition Corporation; incorporated in the State of Georgia on April 27, 1999; and doing business as Traditions Golf Club.

GolfBZ.com, Inc.; incorporated in the State of Georgia on June 23, 2000; and doing business as GolfBZ.


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